Exhibit (j)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to the  reference  to  our  firm  under  the  caption  "Independent
Registered Public Accounting Firm" and to the inclusion in the Statement of Additional Information constituting part of this Pre-effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of TDAX Funds, Inc. of our report dated August 10, 2007, relating to the statements of assets and liabilities of TDAX Funds, Inc. consisting of TDAX Independence 2010 Exchange-Traded Fund, TDAX Independence 2020 Exchange-Traded Fund, TDAX Independence 2030 Exchange-Traded Fund, TDAX Independence 2040 Exchange-Traded Fund, and TDAX Independence In-Target Exchange-Traded Fund, as of August 6, 2007, which is also included in the Registration Statement.


/s/ Eisner LLP


New York, New York
August 10, 2007